Exhibit 3.1

CERTIFICATE OF INCREASE

OF

THE DESIGNATED NUMBER OF SHARES OF

13.00% SERIES D CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

OF

BITNILE HOLDINGS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

BitNile Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing a series of 450,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of the Corporation designated as 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock (“Series D Preferred Stock”), subject to the Certificate of Designation, Preferences and Rights relating to the 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock filed with the Secretary of State of the State of Delaware on May 25, 2022 (the “Certificate of Designation”).

SECOND: That pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, the Board duly adopted resolutions on June 7, 2022 increasing the number of shares designated as Series D Preferred Stock of the Corporation as follows:

RESOLVED, pursuant to the authority expressly granted and vested in the Board under the Certificate of Incorporation and the DGCL, the total number of designated shares of Series D Preferred Stock pursuant to the Certificate of Designation is hereby increased from 450,000 shares to 2,000,000 shares; and

RESOLVED FURTHER, that the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the Series D Preferred Stock in the Certificate of Designation shall remain unchanged as set forth in the Certificate of Designation, subject to the aforementioned increase in the designated number of shares of Series D Preferred Stock to 2,000,000 shares.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be signed on its behalf by its duly authorized officer on this 10th day of June, 2022.

BITNILE HOLDINGS, INC.

By:	/s/ Henry Nisser
	Name:	Henry Nisser
	Title:	President